 Exhibit (a)(1)(E)
LETTER TO CLIENTS

To Tender Shares of Common Stock
of
DUNE ENERGY, INC.
at
$0.30 NET PER SHARE
for purchase by
EOS MERGER SUB, INC.
a directly wholly owned subsidiary of
EOS PETRO, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 6, 2014, UNLESS THE OFFER IS EXTENDED.

October 9, 2014

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated October 9, 2014 (the “Offer to Purchase”), and a related Letter of Transmittal in connection with the offer (the “Offer”) by Eos Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a directly wholly owned subsidiary of Eos Petro, Inc. (“Eos”), a Nevada corporation, to purchase each issued and outstanding share of common stock, par value $0.001 per share (the “Dune common stock”), of Dune Energy, Inc. (“Dune”), a Delaware corporation, validly tendered and not properly withdrawn in the Offer, for $0.30 net in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer. Also enclosed is Dune’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of shares of Dune common stock held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Dune common stock held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Dune common stock held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The consideration for each share of Dune common stock is $0.30 net in cash, without interest and less any required withholding taxes, as described in the Offer to Purchase.

2.	The Offer is being made for all outstanding shares of Dune common stock.

3.	The Offer and the withdrawal rights expire at 12:00 midnight, New York City time, on November 6, 2014, unless extended as described in the Offer to Purchase (as extended, the “Expiration Date”).

4.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

We urge you to read the enclosed Offer to Purchase and Letter of Transmittal regarding the Offer carefully before instructing us to tender your shares of Dune common stock.

If you wish to tender any or all of the shares of Dune common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your shares of Dune common stock, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

The Offer is not being made (nor will tenders of shares be accepted from or on behalf of stockholders) in any jurisdiction where it would be illegal to do so.

Instructions with Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
of
DUNE ENERGY, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 9, 2014, and the related Letter of Transmittal in connection with the offer (the “Offer”) by Eos Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a directly wholly owned subsidiary of Eos Petro, Inc., a Nevada corporation (“Eos”), to purchase each issued and outstanding share of common stock, par value $0.001 per share (the “Dune common stock”), of Dune Energy, Inc., a Delaware corporation (“Dune”), validly tendered and not properly withdrawn in the Offer, for $0.30 net in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

You are instructed to tender the number of shares of Dune common stock indicated below (or, if no number is indicated below, all shares of Dune common stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the undersigned. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered*:
Account No.:
Signature(s):
Names(s):
(Please Print)
Address(es):
Area Code and Telephone Number(s):
Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Dune common stock held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE DEPOSITARY, INFORMATION AGENT, PURCHASER, EOS OR DUNE.